Exhibit 99.1
                                             NEWS RELEASE
1901 Chouteau Avenue: St. Louis, MO 63103: Ameren.com

Contacts:
Media	Analysts	Investors
Anthony Paraino	Andrew Kirk	Investor Services
314.554.2182	314.554.3942	800.255.2237
aparaino@ameren.com	akirk@ameren.com	invest@ameren.com
For Immediate Release
Ameren Announces Third Quarter 2021 Results

•Third Quarter Diluted Earnings Per Share were $1.65 in 2021 vs. $1.47 in 2020
•2021 Diluted EPS Guidance Range Raised to $3.75 to $3.95 from $3.65 to $3.85

ST. LOUIS (Nov. 3, 2021) — Ameren Corporation (NYSE: AEE) today announced third quarter 2021 net income attributable to common shareholders of $425 million, or $1.65 per diluted share, compared to third quarter 2020 net income attributable to common shareholders of $367 million, or $1.47 per diluted share.
Third quarter 2021 results reflected earnings on increased infrastructure investments made across all business segments driven by strong execution of the company's strategy. Earnings were higher at Ameren Missouri due to a change in seasonal electric rate design effective in May 2021 as a result of the March 2020 rate order, which will not impact full-year results. Earnings were also positively impacted by higher Ameren Missouri electric retail sales driven by an economy that continues to recover from the impacts of COVID-19, as well as by warmer-than-normal summer temperatures in the third quarter of 2021 compared to near-normal summer temperatures in the year-ago period. In addition, earnings were positively impacted by a higher allowed return on equity at Ameren Illinois Electric Distribution due to a higher projected average 30-year U.S. Treasury bond yield in 2021 compared to 2020. These factors were partially offset by the timing of income tax expense primarily at Ameren Parent, which is not expected to materially impact full-year results, an increase in operations and maintenance expenses at Ameren Missouri, and a change in rate design at Ameren Illinois Natural Gas, which is not expected to impact full-year results. Finally, 2021 earnings per share reflected higher weighted-average basic common shares outstanding.
“We continue to execute on all elements of our strategy, including significant investments in energy infrastructure and disciplined cost management across all of our business segments. As a result of this strong execution, we raised our 2021 earnings per share guidance range to $3.75 to $3.95 from $3.65 to $3.85," said Warner L. Baxter, chairman, president and chief executive officer of Ameren Corporation. "Looking ahead, we remain focused on continuing to deliver significant long-term value to all stakeholders under all elements of our strong sustainability value proposition, which includes delivering safe, reliable and affordable electric and natural gas services to our customers and executing our plan to transition to a cleaner energy future in a responsible fashion."

Ameren recorded net income attributable to common shareholders for the nine months ended September 30, 2021, of $865 million, or $3.36 per diluted share, compared to net income attributable to common shareholders for the nine months ended September 30, 2020, of $756 million, or $3.04 per diluted share.
The increase in year-over-year nine month earnings reflected increased infrastructure investments made across all business segments driven by strong execution of the company's strategy. Increased earnings at Ameren Missouri were driven by new electric service rates effective April 1, 2020, and higher electric retail sales as the economy continues to recover from the impacts of COVID-19, as well as favorable weather compared to the year-ago period. Ameren Illinois Natural Gas earnings increased due to higher delivery service rates effective in late January 2021. Earnings were also positively impacted by a higher allowed return on equity at Ameren Illinois Electric Distribution due to a higher projected 30-year U.S. Treasury bond yield in 2021 compared to 2020. These positive factors were partially offset by the amortization of deferred expenses related to the fall 2020 Callaway refueling and maintenance outage at Ameren Missouri. The timing of income tax expense decreased earnings at Ameren Parent, which is not expected to materially impact full-year results. Ameren Transmission earnings were comparable between periods with increased infrastructure investments offset by the absence of the benefit from the May 2020 FERC order addressing the MISO allowed base return on equity and a March 2021 FERC order addressing the historical recovery of materials and supplies inventories. Finally, 2021 earnings per share reflected higher weighted-average basic common shares outstanding.
Earnings Guidance
Today, Ameren raised its 2021 earnings guidance range to $3.75 to $3.95 per diluted share, compared to the prior range of $3.65 to $3.85 per diluted share. Earnings guidance for 2021 assumes normal temperatures for the last three months of the year and is subject to the effects of, among other things: the impacts of COVID-19; 30-year U.S. Treasury bond yields; regulatory, judicial and legislative actions; energy center and energy distribution operations; energy, economic and capital market conditions; severe storms; unusual or otherwise unexpected gains or losses; and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.
Ameren Missouri Segment Results
Ameren Missouri third quarter 2021 earnings were $375 million, compared to third quarter 2020 earnings of $297 million. The year-over-year improvement reflected increased earnings on infrastructure, including wind generation investments, as well as a change in seasonal rate design that increased earnings by approximately $47 million. The change in rate design became effective in May 2021 as a result of the March 2020 electric rate order and will not impact full-year results. Earnings were also positively impacted by higher electric retail sales driven by an economy that continues to recover from the impacts of COVID-19, as well as by warmer-than-normal summer temperatures in the third quarter of 2021 compared to near-normal summer temperatures in the year-ago period. Earnings also reflected the timing of income tax expense, which increased earnings by $8 million and is not expected to materially impact full-year results. These factors were partially offset by higher other operations and maintenance expenses, due in part to the amortization of deferred expenses related to the fall 2020 Callaway refueling and maintenance outage.

Ameren Illinois Electric Distribution Segment Results
Ameren Illinois Electric Distribution third quarter 2021 earnings were $36 million, compared to third quarter 2020 earnings of $34 million. The year-over-year improvement reflected increased earnings on infrastructure and energy efficiency investments and a higher allowed return on equity due to a higher projected average 30-year U.S. Treasury bond yield in 2021 compared to 2020.
Ameren Illinois Natural Gas Segment Results
Ameren Illinois Natural Gas results for the third quarter of 2021 reflected a loss of $8 million, compared to third quarter 2020 earnings of $2 million. The year-over-year comparison reflected a change in rate design, which decreased earnings by $8 million and is not expected to impact full-year results. The impact of the change in rate design was partially offset by higher delivery service rates that incorporated increased investments in infrastructure. Both the change in rate design and rate increase became effective in late January 2021.
Ameren Transmission Segment Results
Ameren Transmission third quarter 2021 earnings were $73 million, compared to third quarter 2020 earnings of $62 million. The year-over-year improvement reflected increased earnings on infrastructure investments.
Ameren Parent Results (includes items not reported in a business segment)
Ameren Parent results for the third quarter of 2021 reflected a loss of $51 million, compared to a third quarter 2020 loss of $28 million. The year-over-year comparison reflected the timing of income tax expense, which decreased earnings by $16 million and is not expected to materially impact full-year results.
Analyst Conference Call
Ameren will conduct a conference call for financial analysts at 9 a.m. Central Time on Thursday, November 4, to discuss 2021 earnings, earnings guidance and other matters. Investors, the news media and the public may listen to a live broadcast of the call at AmerenInvestors.com by clicking on "Webcast" under "Q3 2021 Earnings Conference Call," where an accompanying slide presentation will also be available. The conference call and presentation will be archived for one year in the “Investor News & Events” section of the website under “Events and Presentations.”
About Ameren
St. Louis-based Ameren Corporation powers the quality of life for 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through its Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric transmission and distribution service and natural gas distribution service. Ameren Missouri provides electric generation, transmission and distribution service, as well as natural gas distribution service. Ameren Transmission Company of Illinois develops, owns and operates rate-regulated regional electric transmission projects in the Midcontinent Independent System Operator, Inc. For more information, visit Ameren.com, or follow us on Twitter at @AmerenCorp, Facebook.com/AmerenCorp, or LinkedIn/company/Ameren.

Forward-looking Statements
Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, projections, strategies, targets, estimates, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed under Risk Factors in Ameren’s Annual Report on Form 10-K for the year ended December 31, 2020, and elsewhere in this release and in our other filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:
•regulatory, judicial, or legislative actions, and any changes in regulatory policies and ratemaking determinations, that may change regulatory recovery mechanisms, such as those that may result from Ameren Missouri’s electric service and natural gas delivery service regulatory rate reviews filed with the Missouri Public Service Commission (MoPSC) in March 2021, the July 2020 appeal filed by Ameren Missouri, Ameren Illinois, and Ameren Transmission Company of Illinois (ATXI) challenging the refund period related to the May 2020 Federal Energy Regulatory Commission (FERC) order determining the allowed base return on common equity (ROE) under the Midcontinent Independent System Operator (MISO) tariff, the July 2020 appeal filed by Ameren Missouri, Ameren Illinois, and ATXI challenging the FERC’s rehearing denials in the transmission formula rate revision cases, Ameren Illinois’ electric distribution service rate reconciliation request filed with the Illinois Commerce Commission (ICC) in April 2021, and Ameren Illinois’ annual electric energy-efficiency formula rate update filed with the ICC in May 2021;
•the length and severity of the COVID-19 pandemic, and its impacts on our business continuity plans and our results of operations, financial position, and liquidity, including but not limited to changes in customer demand resulting in changes to sales volumes; customers’ payment for our services and their use of deferred payment arrangements; future regulatory or legislative actions that could require suspension of customer disconnections and/or late fees, among other things, for an extended period of time; the health, welfare, and availability of our workforce and contractors; the impact of federal COVID-19 vaccine mandates on our workforce, our contractors, and our suppliers, including any associated prolonged labor shortages; supplier disruptions; delays in the completion of construction projects, which could impact our expected capital expenditures and rate base growth; Ameren Missouri's ability to recover any forgone customer late fee revenues or incremental costs; our ability to meet customer energy-efficiency program goals and earn performance incentives related to those programs; changes in how we operate our business and increased data security risks as a result of remote working arrangements for a significant portion of our workforce; and our ability to access the capital markets on reasonable terms and when needed;
•the effect of Ameren Illinois’ use of the performance-based formula ratemaking framework for its electric distribution service, which will establish and allow for a reconciliation of electric distribution service rates through 2023, its participation in electric energy-efficiency programs, and the related impact of the direct relationship between Ameren Illinois’ ROE and the 30-year United States Treasury bond yields;
•the effect and duration of Ameren Illinois’ election to either utilize traditional regulatory rate reviews or multi-year rate plans for electric distribution service ratemaking effective for rates beginning in 2024;
•the effect on Ameren Missouri’s investment plan and earnings if an extension to use plant-in-service accounting (PISA) is not sought by Ameren Missouri or approved by the MoPSC;
•the effect on Ameren Missouri of any customer rate caps pursuant to Ameren Missouri’s election to use the PISA, including an extension of use beyond 2023, if requested by Ameren Missouri and approved by the MoPSC;
•the effects of changes in federal, state, or local laws and other governmental actions, including monetary, fiscal, and energy policies;
•the effects of changes in federal, state, or local tax laws, regulations, interpretations, or rates, and challenges to the tax positions we have taken, if any, as well as resulting effects on customer rates;
•the effects on energy prices and demand for our services resulting from technological advances, including advances in customer energy efficiency, electric vehicles, electrification of various industries, energy storage, and private generation sources, which generate electricity at the site of consumption and are becoming more cost-competitive;
•the effectiveness of Ameren Missouri’s customer energy-efficiency programs and the related revenues and performance incentives earned under its Missouri Energy Efficiency Investment Act (MEEIA) programs;
•Ameren Illinois’ ability to achieve the performance standards applicable to its electric distribution business and the Future Energy Jobs Act electric customer energy-efficiency goals and the resulting impact on its allowed ROE;
•our ability to control costs and make substantial investments in our businesses, including our ability to recover costs and investments, and to earn our allowed ROEs, within frameworks established by our regulators, while maintaining affordability of our services for our customers;
•the cost and availability of fuel, such as low-sulfur coal, natural gas, and enriched uranium used to produce electricity; the cost and availability of purchased power, zero emission credits, renewable energy credits, emission allowances, and natural gas for distribution; and the level and volatility of future market prices for such commodities and credits;
•disruptions in the delivery of fuel, failure of our fuel suppliers to provide adequate quantities or quality of fuel, or lack of adequate inventories of fuel, including nuclear fuel assemblies from the one Nuclear Regulatory Commission-licensed supplier of Ameren Missouri's Callaway Energy Center assemblies;
•the cost and availability of transmission capacity for the energy generated by Ameren Missouri's energy centers or required to satisfy Ameren Missouri's energy sales;
•the effectiveness of our risk management strategies and our use of financial and derivative instruments;
•the ability to obtain sufficient insurance, or in the absence of insurance, the ability to timely recover uninsured losses from our customers;
•the impact of cyberattacks on us or our suppliers, which could, among other things, result in the loss of operational control of energy centers and electric and natural gas transmission and distribution systems and/or the loss of data, such as customer, employee, financial, and operating system information;
•business and economic conditions, which have been affected by, and will be affected by the length and severity of, the COVID-19 pandemic, including the impact of such conditions on interest rates and inflation;
•disruptions of the capital markets, deterioration in our credit metrics, or other events that may have an adverse effect on the cost or availability of capital, including short-term credit and liquidity;
•the actions of credit rating agencies and the effects of such actions, including any impacts on our credit ratings that may result from the economic conditions of the COVID-19 pandemic;

•the inability of our counterparties to meet their obligations with respect to contracts, credit agreements, and financial instruments, including as it relates to the construction and acquisition of electric and natural gas utility infrastructure and the ability of counterparties to complete projects which is dependent upon the availability of necessary materials and equipment, including those that are affected by disruptions in the global supply chain caused by the COVID-19 pandemic;
•the impact of weather conditions and other natural phenomena on us and our customers, including the impact of system outages and the level of wind and solar resources;
•the construction, installation, performance, and cost recovery of generation, transmission, and distribution assets;
•the effects of failures of electric generation, electric and natural gas transmission or distribution, or natural gas storage facilities systems and equipment, which could result in unanticipated liabilities or unplanned outages;
•the operation of Ameren Missouri’s Callaway Energy Center, including planned and unplanned outages, as well as the ability to recover costs associated with such outages and the impact of such outages on off-system sales and purchased power, among other things;
•Ameren Missouri’s ability to recover the remaining investment and decommissioning costs associated with the retirement of an energy center, as well as the ability to earn a return on that remaining investment and those decommissioning costs;
•the impact of current environmental laws and new, more stringent, or changing requirements, including those related to New Source Review and carbon dioxide, other emissions and discharges, cooling water intake structures, coal combustion residuals, energy efficiency, and wildlife protection, that could limit or terminate the operation of certain of Ameren Missouri's energy centers, increase our operating costs or investment requirements, result in an impairment of our assets, cause us to sell our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;
•the impact of a final judgment to be issued by the United States Court for the Eastern District of Missouri regarding its September 2019 remedy order that could require Ameren Missouri to install a flue gas desulfurization system, which would increase capital expenditures and annual operating costs, or could limit the useful life of Ameren Missouri’s Rush Island Energy Center;
•the impact of complying with renewable energy standards in Missouri and Illinois and with the zero emission standard in Illinois;
•Ameren Missouri’s ability to construct and/or acquire wind, solar, and other renewable energy generation facilities, retire energy centers, and implement new or existing customer energy efficiency programs, including any such construction, acquisition, retirement, or implementation in connection with its Smart Energy Plan, the 2020 Integrated Resource Plan, or our emissions reduction goals, and to recover its cost of investment, related return, and, in the case of customer energy efficiency programs, any lost margins in a timely manner, which is affected by the ability to obtain all necessary regulatory and project approvals, including certificates of convenience and necessity from the MoPSC or any other required approvals for the addition of renewable resources;
•the availability of federal production and investment tax credits related to renewable energy and Ameren Missouri’s ability to use such credits; the cost of wind, solar, and other renewable generation and storage technologies; and our ability to obtain timely interconnection agreements with the MISO or other regional transmission organizations at an acceptable cost for each facility;
•advancements in carbon-free generation and storage technologies, and the impact of constructive federal and state energy and economic policies with respect to those technologies;
•labor disputes, work force reductions, changes in future wage and employee benefits costs, including those resulting from changes in discount rates, mortality tables, returns on benefit plan assets, and other assumptions;
•the impact of negative opinions of us or our utility services that our customers, investors, legislators, or regulators may have or develop, which could result from a variety of factors, including failures in system reliability, failure to implement our investment plans or to protect sensitive customer information, increases in rates, negative media coverage, or concerns about environmental, social, and/or governance practices;
•the impact of adopting new accounting guidance;
•the effects of strategic initiatives, including mergers, acquisitions, and divestitures;
•legal and administrative proceedings; and
•acts of sabotage, war, terrorism, or other intentionally disruptive acts.

New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

# # #

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating Revenues:
Electric	$1,668	$1,489	$4,108	$3,846
Natural gas	143	139	741	620
Total operating revenues	1,811	1,628	4,849	4,466
Operating Expenses:
Fuel	184	141	422	400
Purchased power	159	140	479	383
Natural gas purchased for resale	45	34	275	183
Other operations and maintenance	457	418	1,289	1,240
Depreciation and amortization	290	273	856	799
Taxes other than income taxes	142	128	392	372
Total operating expenses	1,277	1,134	3,713	3,377
Operating Income	534	494	1,136	1,089
Other Income, Net	56	48	151	117
Interest Charges	94	110	290	311
Income Before Income Taxes	496	432	997	895
Income Taxes	70	63	128	134
Net Income	426	369	869	761
Less: Net Income Attributable to Noncontrolling Interests	1	2	4	5
Net Income Attributable to Ameren Common Shareholders	$425	$367	$865	$756

Earnings per Common Share – Basic	$1.66	$1.48	$3.38	$3.06

Earnings per Common Share – Diluted	$1.65	$1.47	$3.36	$3.04

Weighted-average Common Shares Outstanding – Basic	257.3	247.1	255.9	246.8
Weighted-average Common Shares Outstanding – Diluted	258.6	249.2	257.2	248.4

AMEREN CORPORATION (AEE)
CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	September 30, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$7	$139
Accounts receivable - trade (less allowance for doubtful accounts)	515	415
Unbilled revenue	332	269
Miscellaneous accounts receivable	111	65
Inventories	595	521
Current regulatory assets	359	109
Other current assets	285	135
Total current assets	2,204	1,653
Property, Plant, and Equipment, Net	28,559	26,807
Investments and Other Assets:
Nuclear decommissioning trust fund	1,076	982
Goodwill	411	411
Regulatory assets	1,235	1,100
Other assets	1,180	1,077
Total investments and other assets	3,902	3,570
TOTAL ASSETS	$34,665	$32,030
LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$57	$8
Short-term debt	553	490
Accounts and wages payable	811	958
Taxes accrued	231	82
Interest accrued	103	114
Current regulatory liabilities	138	121
Other current liabilities	464	407
Total current liabilities	2,357	2,180
Long-term Debt, Net	12,444	11,078
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes and tax credits, net	3,465	3,211
Regulatory liabilities	5,425	5,282
Asset retirement obligations	705	696
Pension and other postretirement benefits	39	37
Other deferred credits and liabilities	416	466
Total deferred credits and other liabilities	10,050	9,692
Shareholders’ Equity:
Common stock	3	3
Other paid-in capital, principally premium on common stock	6,483	6,179
Retained earnings	3,199	2,757
Accumulated other comprehensive loss	—	(1)
Total shareholders’ equity	9,685	8,938
Noncontrolling Interests	129	142
Total equity	9,814	9,080
TOTAL LIABILITIES AND EQUITY	$34,665	$32,030

AMEREN CORPORATION (AEE)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Nine Months Ended September 30,
	2021	2020
Cash Flows From Operating Activities:
Net income	$869	$761
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	903	802
Amortization of nuclear fuel	37	68
Amortization of debt issuance costs and premium/discounts	17	16
Deferred income taxes and investment tax credits, net	139	125
Allowance for equity funds used during construction	(30)	(25)
Stock-based compensation costs	17	16
Other	11	14
Changes in assets and liabilities	(771)	(448)
Net cash provided by operating activities	1,192	1,329
Cash Flows From Investing Activities:
Capital expenditures	(2,098)	(1,884)
Wind generation expenditures	(515)	—
Nuclear fuel expenditures	(19)	(61)
Purchases of securities – nuclear decommissioning trust fund	(411)	(169)
Sales and maturities of securities – nuclear decommissioning trust fund	404	135
Other	(7)	(2)
Net cash used in investing activities	(2,646)	(1,981)
Cash Flows From Financing Activities:
Dividends on common stock	(423)	(367)
Dividends paid to noncontrolling interest holders	(4)	(5)
Short-term debt, net	63	(168)
Maturities of long-term debt	—	(85)
Issuances of long-term debt	1,423	1,263
Issuances of common stock	297	37
Redemptions of Ameren Illinois preferred stock	(13)	—
Employee payroll taxes related to stock-based compensation	(17)	(20)
Debt issuance costs	(15)	(11)
Other	(13)	—
Net cash provided by financing activities	1,298	644
Net change in cash, cash equivalents, and restricted cash	(156)	(8)
Cash, cash equivalents, and restricted cash at beginning of year	301	176
Cash, cash equivalents, and restricted cash at end of period	$145	$168

AMEREN CORPORATION (AEE)
OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Electric Sales - kilowatthours (in millions):
Ameren Missouri
Residential	3,803	3,626	10,484	10,168
Commercial	3,819	3,630	10,413	10,002
Industrial	1,121	1,150	3,139	3,122
Street lighting and public authority	18	19	58	63
Ameren Missouri retail load subtotal	8,761	8,425	24,094	23,355
Off-system	2,109	2,208	4,512	6,649
Ameren Missouri total	10,870	10,633	28,606	30,004
Ameren Illinois Electric Distribution
Residential	3,442	3,371	9,052	8,879
Commercial	3,327	3,208	8,931	8,627
Industrial	2,849	2,819	8,256	8,111
Street lighting and public authority	106	107	327	336
Ameren Illinois Electric Distribution total	9,724	9,505	26,566	25,953
Eliminate affiliate sales	(120)	(123)	(264)	(304)
Ameren Total	20,474	20,015	54,908	55,653
Electric Revenues (in millions):
Ameren Missouri
Residential	$537	$455	$1,177	$1,111
Commercial	412	343	899	828
Industrial	98	87	221	207
Other, including street lighting and public authority	6	47	129	95
Ameren Missouri retail load subtotal	$1,053	$932	$2,426	$2,241
Off-system	60	52	117	145
Ameren Missouri total	$1,113	$984	$2,543	$2,386
Ameren Illinois Electric Distribution
Residential	$258	$234	$705	$664
Commercial	143	127	402	365
Industrial	26	26	94	91
Other, including street lighting and public authority	1	4	26	13
Ameren Illinois Electric Distribution total	$428	$391	$1,227	$1,133
Ameren Transmission
Ameren Illinois Transmission(a)	$108	$92	$277	$253
ATXI	52	49	149	147
Ameren Transmission total	$160	$141	$426	$400
Other and intersegment eliminations(a)	(33)	(27)	(88)	(73)
Ameren Total	$1,668	$1,489	$4,108	$3,846
(a)Includes $18 million, $15 million, $49 million, and $39 million, respectively, of electric operating revenues from transmission services provided to the Ameren Illinois Electric Distribution segment.

AMEREN CORPORATION (AEE)
OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Gas Sales - dekatherms (in millions):
Ameren Missouri	2	2	15	14
Ameren Illinois Natural Gas	27	28	126	123
Ameren Total	29	30	141	137
Gas Revenues (in millions):
Ameren Missouri	$16	$17	$99	$87
Ameren Illinois Natural Gas	127	122	642	533
Ameren Total	$143	$139	$741	$620
		September 30,		December 31,
		2021		2020
Common Stock:
Shares outstanding (in millions)		257.6		253.3
Book value per share		$37.60		$35.29